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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:  Industry Leaders Fund
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Address of Principal Business Office (No. & Street, City, State, Zip Code)

       104 Summit Avenue, Box 80, Summit, New Jersey 07902-0080
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Telephone Number (including area code): (908) 273-5440

Name and address of agent for service of process:

       Travis L. Gering, Wuersch & Gering LLP, 330 Madison Avenue 14th Floor
                New York, New York  10017
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Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
       N-8A:              YES  [x]         NO  [_]

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                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940 the investment adviser of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the town of Summit, in the state of New Jersey on the 1st day of September, 1998.


                                                Industry Leaders Fund
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                                                 (Name of Registrant)

                                      BY Claremont Investment Partners, L.L.C.
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                                         (Name of sponsor, trustee or custodian)

                                                BY /s/ Gerald P. Sullivan
                                               --------------------------------
                                                  Gerald P. Sullivan, Member


Attest:
           Travis L. Gering
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             (Name)


            Notary Public
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          (Title)